UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	001-33609	30-0520478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4520 East-West Highway, Suite 300 Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2009, the registrant entered into an employment agreement with James J. Egan, the registrant’s Chief Operating Officer.

Pursuant to the employment agreement, the registrant agreed to employ Mr. Egan as its Chief Operating Officer for a term of two years. The agreement renews automatically each year for a period of one year unless earlier terminated by Mr. Egan or the registrant. Under the agreement, Mr. Egan is entitled to receive an annual base salary of $265,000, to be reviewed annually by the registrant’s compensation committee and its board of directors, but not to be decreased unless agreed by Mr. Egan. Mr. Egan also is eligible for an annual bonus and for periodic stock option or other equity grants, each as determined in the sole discretion of the registrant’s compensation committee. In addition, Mr. Egan is eligible to participate in all employee benefit plans offered to other employees. Upon termination or non-renewal by the registrant of Mr. Egan’s employment without cause or upon the disability of Mr. Egan, or upon termination by Mr. Egan for specified good reasons, including diminution of authority and duties, Mr. Egan will be entitled to receive a lump sum severance payment equal to six months of current base salary and to receive reimbursement for the cost of continued health insurance coverage for a period of up to six months. If Mr. Egan is terminated other than for cause within 18 months after a change of control of the registrant, he will be entitled to receive a lump sum severance payment equal to twice the amount of the severance payment to which he would otherwise be entitled. Under this agreement, Mr. Egan has also agreed not to compete with the registrant for a period of 12 months following termination of his employment.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits

10.1      Employment Agreement with James J. Egan dated September 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.

Date:	October 5, 2009	By:	/s/ JAN SMILEK
			Name:	Jan Smilek
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement with James J. Egan dated September 30, 2009